Registration No. 333-______

      As filed with the Securities and Exchange Commission on June 28, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________



             POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________


                            Pocahontas Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                      71-0806097
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                            1700 East Highland Drive
                            Jonesboro, Arkansas 72401
                    (Address of Principal Executive Offices)
                              ____________________


      North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan
                            (Full Title of the Plan)


                                   Copies to:
            Dwayne Powell
President and Chief Executive Officer           Robert B. Pomerenk, Esquire
       Pocahontas Bancorp, Inc.             Luse Gorman Pomerenk & Schick, P.C.
       1700 East Highland Drive             5335 Wisconsin Ave., N.W., Suite 400
       Jonesboro, Arkansas 72401                 Washington, D.C.  20015
           (870) 802-1700                             (202) 274-2000
      (Name, Address and Telephone
       Number of Agent for Service)
                              ____________________


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. :

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
 Title of Securities        Amount to be          Proposed Maximum       Proposed Maximum          Amount of
   to be Registered        Registered (1)        Offering Price Per     Aggregate Offering      Registration Fee
                                                       Share                  Price
--------------------------------------------------------------------------------------------------------------------
  Common Stock, par
      value $.01          30,970 shares (2)             N/A                    N/A                  N/A (3)
      per share
--------------------------------------------------------------------------------------------------------------------
        Total               30,970 shares                                      N/A                    N/A
====================================================================================================================

-------------
(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan (the "NARK Option Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock pursuant to 17 C.F.R. ss. 230.416(a).
(2) Represents the number of shares currently reserved for issuance pursuant to the exercise of options granted pursuant to the NARK Option Plan.
(3) The Registrant previously paid $410 with its original filing on Form S-4 on March 29, 2002 to register 675,398 shares, including the 30,970 shares that may be issued pursuant to the NARK Option Plan.

                           _________________________

     This   Registration   Statement  shall  become  effective  upon  filing  in
accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. 230.462.

PURPOSE OF AMENDMENT

     The purpose of this post-effective amendment is to register on Form S-8 shares of the common stock, par value $.01 per share (the "Common Stock") of Pocahontas Bancorp, Inc. (the "Company") previously registered on Form S-4 (No. 333-85222) that are issuable pursuant to the exercise of options granted under the NARK Option Plan. The NARK Option Plan was assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of November 20, 2001, by and between the Company and North Arkansas Bancshares, Inc. upon the merger of North Arkansas Bancshares, Inc. with and into the Company on June 18, 2002.

PART I.

     Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

     This Registration Statement relates to the registration of 30,970 shares of Common Stock reserved for issuance and delivery upon the exercise of options under the NARK Option Plan.

     The document containing the information specified in Part I of Form S-8 has been or will be sent or given to participants in the NARK Option Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

     The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference in this Registration
Statement:

     a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (Commission File No. 000-23969), filed pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report referred to above;

     c) The description of the common stock of the Company contained in the Registration Statement on Form 8-A (Commission File No. 000-23969) filed by the Company under the Exchange Act on March 30, 1998 (including the description incorporated by reference therein), and all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

     The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Dwayne Powell, President and Chief Executive Officer, Pocahontas Bancorp, Inc., 1700 East Highland Drive, Jonesboro, Arkansas 72401, telephone number (870) 802-1700.

     All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.   Indemnification of Directors and Officers

     Article TENTH of the Certificate of Incorporation of Pocahontas Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  List of Exhibits.

Regulation S-K                                   Reference to Prior Filing or
Exhibit Number              Document             Exhibit No. Attached Hereto
--------------              --------             ---------------------------

       4       North Arkansas Bancshares, Inc.   Incorporated by reference to
               1998 Stock Option and Incentive   Exhibit 99.2 of North Arkansas
               Plan                              Bancshares, Inc.'s Registration
                                                 Statement on Form S-8 filed
                                                 with the Commission on January
                                                 11, 1999

       5       Opinion of Luse Gorman Pomerenk   Attached as Exhibit 5
               & Schick, P.C.

       15      Letter Regarding Unaudited        Attached as Exhibit 15
               Interim Financial Information

       23.1    Consent of Luse Gorman Pomerenk   Contained in Exhibit 5
               & Schick, P.C.

       23.2    Consent of Deloitte & Touche LLP  Attached as Exhibit 23.2

       24      Power of Attorney                 Contained on Signature Page
_____________________

Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the NARK Option; and

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


Exhibit Number     Description
--------------     -----------

     4             North Arkansas Bancshares, Inc. 1998 Stock Option and
                   Incentive Plan.

     5 Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation as to the legality of the Common Stock registered hereby.

     15            Letter Regarding Unaudited Interim Financial Information.

     23.1 Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation (contained in the opinion included as Exhibit 5).

     23.2          Consent of Deloitte & Touche LLP.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jonesboro, Arkansas, on this 28th day of June, 2002.

                                                POCAHONTAS BANCORP, INC.




                                       By:      /s/ Dwayne Powell
                                                --------------------------------
                                                Dwayne Powell, President and
                                                Chief Executive Officer
                                                (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Pocahontas Bancorp, Inc. (the "Company") hereby severally constitute and appoint Dwayne Powell as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Dwayne Powell may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Dwayne Powell shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                                                      Date
----------                                                      ----



/s/ Dwayne Powell                                               June 28, 2002
--------------------------------------------
A. Dwayne Powell
President, Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer)
(Principal Financial and Accounting Officer)




/s/ Dwayne Powell                                               June 28, 2002
--------------------------------------------
A. Dwayne Powell
President, Chief Executive Officer, Chief Financial Officer
  and Director



/s/ A. J. Baltz, Jr.                                            June 28, 2002
--------------------------------------------
A. J. Baltz, Jr.
Director



/s/ Robert H. Rainwater                                         June 28, 2002
--------------------------------------------
Robert H. Rainwater
Director



/s/ James A. Edington                                           June 28, 2002
--------------------------------------------
James A. Edington
Director



/s/ Ralph P. Baltz                                              June 28, 2002
--------------------------------------------
Ralph P. Baltz
Director



/s/ Lawrence Marcus Van Camp                                    June 28, 2002
--------------------------------------------
Lawrence Marcus Van Camp
Director



/s/ N. Ray Campbell                                             June 28, 2002
--------------------------------------------
N. Ray Campbell
Director

                                    EXHIBIT 5

                 OPINION OF LUSE GORMAN POMERENK & SCHICK, P.C.

(202) 274-2000

June 28, 2002

Board of Directors
Pocahontas Bancorp, Inc.
1700 East Highland Drive
Jonesboro, Arkansas 72401

                  Re: North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan:
                           Registration Statement on Form S-8
                           ------------------------------------
Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale of Pocahontas Bancorp, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan (the
"Plan"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     Based on the foregoing, we are of the following opinion:

     Upon the effectiveness of the Form S-8, the Common Stock, when sold in connection with the exercise of options granted pursuant to the Plan, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                                                Very truly yours,



                                                LUSE GORMAN POMERENK & SCHICK
                                                A Professional Corporation

                                   EXHIBIT 15

            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

June 27, 2002

Pocahontas Bancorp, Inc.
1700 East Highland Drive
Jonesboro, Arkansas  72401


     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Pocahontas Bancorp, Inc. and subsidiaries for the periods ended December 31, 2001 and 2000, and March 31, 2002 and 2001, as indicated in our reports dated February 1, 2002 and May 3, 2002, respectively, because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001 and March 31, 2002, are being used in this Registration Statement.

     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Little Rock, Arkansas
June 27, 2002

                                  EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement of Pocahontas Bancorp, Inc. of our report dated November 9, 2001, appearing in the Annual Report on Form 10-K of Pocahontas Bancorp, Inc. for the year ended September 30, 2001.

Deloitte & Touche LLP

Little Rock, Arkansas
June 27, 2002